EXHIBIT 2.1


                           STOCK PURCHASE AGREEMENT


                                   between


                           SPORT SUPPLY GROUP, INC.

                                     and

                             AMER SPORTS COMPANY



                              NOVEMBER 18, 2003

                              TABLE OF CONTENTS

 ARTICLE 1. PURCHASE AND SALE OF ATEC STOCK.....................     1
   1.1.   Purchase and Sale of ATEC Stock ......................     1
   1.2.   Closing ..............................................     1
   1.3.   Purchase Price .......................................     1

 ARTICLE 2. REPRESENTATIONS AND WARRANTIES OF SELLER............     1
   2.1.   Authority of Seller ..................................     1
   2.2.   Capitalization; Seller's Ownership of ATEC ...........     2
   2.3.   Organization .........................................     2
   2.4.   Personal Property ....................................     3
   2.5.   Real Property ........................................     3
   2.6.   Leases ...............................................     3
   2.7.   Intellectual Property ................................     3
   2.8.   Financial Statements .................................     4
   2.9.   No Material Adverse Change ...........................     4
   2.10.  Tax Matters ..........................................     4
   2.11.  Litigation ...........................................     6
   2.12.  ERISA and Related Matters ............................     6
   2.13.  Material Contracts ...................................     7
   2.14.  Brokers, Etc. ........................................     7
   2.15.  Insurance ............................................     7
   2.16.  Employees ............................................     8
   2.17.  Environmental ........................................     8
   2.18.  Permits ..............................................     9
   2.19.  Compliance with Applicable Law .......................     9
   2.20.  Undisclosed Liabilities ..............................     9
   2.21.  Product Liability ....................................     9
   2.22.  Related Party Transactions ...........................     9
   2.23.  Change in Control Payments ...........................     9
   2.24.  Sufficiency of Assets ................................    10
   2.25.  Customers and Suppliers ..............................    10

 ARTICLE 3. REPRESENTATIONS AND WARRANTIES OF PURCHASER.........    10
   3.1.   Authority of Purchaser ...............................    10
   3.2.   Brokers, Etc. ........................................    11

 ARTICLE 4. COVENANTS OF SELLER.................................    11
   4.1.   Commercially Reasonable Efforts ......................    11
   4.2.   Access ...............................................    11
   4.3.   Ordinary Course of Business ..........................    11
   4.4.   No Solicitation ......................................    12
   4.5.   Confidentiality ......................................    12
   4.6.   Certain Insurance Matters ............................    12
   4.7.   Claim Resolution Support .............................    13
   4.8.   Post-Closing Payments. ...............................    13

 ARTICLE 5. COVENANTS OF PURCHASER..............................    13
   5.1.   Commercially Reasonable Efforts ......................    13
   5.2.   Employees and Benefit Plans ..........................    14
   5.3.   Access ...............................................    15
   5.4.   Disclaimer of Projections ............................    15
   5.5.   Claim Resolution Support .............................    15
   5.6.   Post-Closing Payments. ...............................    15
   5.7.   Confidentiality. .....................................    16

 ARTICLE 6. CONDITIONS PRECEDENT TO OBLIGATIONS OF PURCHASER....    16
   6.1.   Warranties True ......................................    16
   6.2.   Compliance with Agreements and Covenants .............    16
   6.3.   Consents and Approvals ...............................    16
   6.4.   Injunctions ..........................................    16
   6.5.   No Material Adverse Effect ...........................    16
   6.6.   Supply Agreement .....................................    17
   6.7.   Releases and Resignations ............................    17
   6.8.   Interests in Seller ..................................    17
   6.9.   Intercompany Indebtedness ............................    17
   6.10.  Release of Liens .....................................    17
   6.11.  Deliveries by Seller .................................    17

 ARTICLE 7. CONDITIONS PRECEDENT TO OBLIGATIONS OF SELLER.......    17
   7.1.   Warranties True ......................................    17
   7.2.   Compliance with Agreements and Covenants .............    17
   7.3.   Injunctions ..........................................    17
   7.4.   Deliveries by Purchaser ..............................    17

 ARTICLE 8. CLOSING.............................................    18
   8.1.   Closing ..............................................    18
   8.2.   Seller's Deliveries ..................................    18
   8.3.   Purchaser's Deliveries ...............................    18
   8.4.   Termination ..........................................    19

 ARTICLE 9. SURVIVAL AND INDEMNIFICATION........................    19
   9.1.   Survival .............................................    19
   9.2.   Indemnification by Seller ............................    19
   9.3.   Indemnification by Purchaser .........................    20
   9.4.   Limitations ..........................................    20
   9.5.   Procedures ...........................................    20
   9.6.   Insurance Proceeds ...................................    21
   9.7.   Exclusive Remedy .....................................    21

 ARTICLE 10. DISPUTE RESOLUTION.................................    21
   10.1.  Dispute Resolution ...................................    21
   10.2.  Negotiation Between Executives .......................    21
   10.3.  Mediation ............................................    22
   10.4.  Litigation ...........................................    22
   10.5.  Provisional Remedies .................................    22
   10.6.  Tolling Statute of Limitations .......................    22
   10.7.  Performance to Continue ..............................    22

 ARTICLE 11. TAX MATTERS........................................    22
   11.1.  Filing Tax Returns and Payment of Taxes ..............    22
   11.2.  Cooperation on Tax Matters ...........................    23
   11.3.  Section 338(h)(10) Election ..........................    23
   11.4.  Allocation of Total Share Consideration ..............    24

 ARTICLE 12. NONSOLICITATION....................................    24
   12.1.  Restrictions .........................................    24
   12.2.  Blue-Pencil Provision ................................    24
   12.3.  Equitable Relief .....................................    24

 ARTICLE 13. MISCELLANEOUS......................................    25
   13.1.  Expenses .............................................    25
   13.2.  Amendment ............................................    25
   13.3.  Notices ..............................................    25
   13.4.  Waivers ..............................................    26
   13.5.  Counterparts .........................................    26
   13.6.  Headings .............................................    26
   13.7.  Applicable Law .......................................    26
   13.8.  Assignment ...........................................    26
   13.9.  No Third Party Beneficiaries .........................    26
   13.10. Incorporation ........................................    26
   13.11. Complete Agreement ...................................    26
   13.12. Public Announcements .................................    27
   13.13. Defined Terms ........................................    27
   13.14. Currency .............................................    27

                                  SCHEDULES
                                  ---------

 2.1      Authority of Seller
 2.2      Capitalization
 2.3      Organization
 2.4      Liens on Personal Property
 2.6(a)   Real Property Leases
 2.6(b)   Personal Property Leases
 2.7      Intellectual Property
 2.8      Financial Statements
 2.9      No Material Adverse Change
 2.10     Tax Matters
 2.11     Litigation
 2.12     ERISA Matters
 2.13     Material Contracts
 2.15     Insurance
 2.16     Employee Matters
 2.17     Environmental Matters
 2.20     Undisclosed Liabilities
 2.21     Product Liability
 2.22     Related Party Transactions
 2.23     Change in Control Payments
 2.24     Sufficiency of Assets
 2.25(a)  Customers
 2.25(b)  Suppliers
 4.3(e)   Ordinary Course of Business

                           STOCK PURCHASE AGREEMENT
                           ------------------------

      THIS STOCK PURCHASE AGREEMENT is entered into on the 14th day of November, 2003, between Sport Supply Group, Inc., a corporation organized under the laws of the State of Delaware ("Seller") and Amer Sports Company, a corporation organized under the laws of the State of Delaware ("Purchaser").

      WHEREAS, Athletic Training Equipment Company, Inc., a Delaware corporation ("ATEC"), is engaged in the business of designing, developing, manufacturing and selling pitching machines and other baseball, softball and other sport training equipment and accessories worldwide. Such business, as conducted by ATEC on the date hereof, is hereinafter referred to as the "Business."

      WHEREAS, Seller owns all of the issued and outstanding capital stock of ATEC and desires to sell to Purchaser, and Purchaser desires to purchase, upon the terms and conditions hereinafter set forth, all of the issued and outstanding capital stock of ATEC (the "ATEC Stock").

      NOW, THEREFORE, in consideration of the premises and the mutual representations, warranties and promises herein contained, it is hereby agreed as follows:


                                  ARTICLE 1.

                       PURCHASE AND SALE OF ATEC STOCK

      1.1. Purchase and Sale of ATEC Stock. At the Closing, and on the terms and subject to the conditions set forth in this Agreement, Seller will sell, transfer, convey, assign and deliver to Purchaser and Purchaser will purchase, acquire and accept from Seller, all of the ATEC Stock, free and clear of all Liens other than Permitted Encumbrances. At the Closing, subject to the payments provided for in Sections 4.8 and 5.6, ATEC will not have any ATEC Debt, deferred Income Taxes or intercompany liabilities. At the Closing, Seller will deliver to Purchaser certificates evidencing the ATEC Stock duly endorsed for transfer in blank or accompanied by duly executed assignments separate from the certificates evidencing the ATEC Stock.

      1.2. Closing. The closing of the purchase and sale of the ATEC Stock (the "Closing") shall take place in accordance with Section 8.1 hereof.

      1.3. Purchase Price. The purchase price for the ATEC Stock shall be $10,500,000 (the "Purchase Price"). The Purchase Price shall be paid to Seller by wire transfer of same-day funds at the Closing to such account as Seller may direct in writing in advance of the Closing.


                                  ARTICLE 2.

                   REPRESENTATIONS AND WARRANTIES OF SELLER

      Seller represents and warrants to Purchaser as follows:

      2.1. Authority of Seller. Seller is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware, and has all requisite corporate power and authority to enter into this Agreement and to carry out the transactions contemplated herein. The execution, delivery and performance of this Agreement by Seller has been duly authorized by all necessary corporate action. This Agreement has been duly and validly executed and delivered by Seller and constitutes the legal, valid and binding obligation of Seller, enforceable against Seller in accordance with its terms, except as may be limited by (a) applicable bankruptcy, insolvency, moratorium, reorganization or similar laws from time to time in effect that affect creditors' rights generally, or (b) legal and equitable limitations on the availability of specific remedies. The execution and delivery of this Agreement by Seller does not, and the consummation of the transactions contemplated hereby and performance by Seller of its obligations hereunder, assuming the receipt of the Required Consents (as hereinafter defined), will not: (i) violate or conflict with any term, condition or provision of the charter, by-laws or other organizational documents of Seller or ATEC; (ii) conflict with or violate any Laws applicable to Seller; (iii) result in any material breach of or constitute a material default (or an event that with notice or lapse of time or both would become a material default) under, or materially impair any of ATEC's rights or alter the rights or obligations of any third party under, or give to others any rights of termination, amendment, acceleration, cancellation or first refusal of or under, any material agreement, lease, instrument, mortgage, license or franchise to which Seller or ATEC is a party or by which any of their respective properties are bound; or (iv) result in the creation of any Lien upon any of ATEC's properties or give to others any interest or right in any of ATEC's properties, including, but not limited to, a right to purchase any of such properties. Except as set forth on Schedule 2.1, the failure of any Person not a party hereto to authorize, approve or consent to this Agreement or the transactions contemplated hereby will not give any Person the right to enjoin, rescind or otherwise prevent or impede the consummation of the transactions contemplated hereby in accordance with the terms of this Agreement or to reach in any fashion the ATEC Stock in the hands of the Purchaser following the Closing or to obtain damages from, or any other judicial relief against, Purchaser as a result of the transactions carried out in accordance with the provisions of this Agreement. Except as set forth on Schedule 2.1, the execution and delivery of this Agreement by the Seller does not, and the performance of this Agreement by the Seller and consummation of the transactions contemplated by this Agreement will not, require any consent, approval, authorization or permit of, or filing with or notification to, any Governmental Authority or any other Person (the "Required Consents").

      2.2. Capitalization; Seller's Ownership of ATEC.

           (a) The authorized, issued and outstanding capital stock of ATEC is as set forth on Schedule 2.2 and the issued and outstanding capital stock ATEC is duly authorized, fully paid and non-assessable and is held, of record and beneficially by Seller, free and clear of all Liens except Permitted Encumbrances and Liens set forth on Schedule 2.2.

           (b) There are no outstanding preemptive rights, options, rights, warrants, contracts or commitments for the issuance or sale by Seller or ATEC of, or any securities of ATEC convertible into or exchangeable for, any shares of capital stock or other equity securities of ATEC (whether treasury or issued and outstanding), and there is no agreement or arrangement not yet fully performed which would result in the creation of any of the foregoing.

           (c) All outstanding securities of ATEC were issued and sold by ATEC in compliance with the registration requirements of the Securities Act and all applicable state securities laws, or pursuant to an exemption therefrom.

           (d) ATEC has no direct or indirect subsidiaries or any equity interest in any other Person.

      2.3. Organization. ATEC is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware, with all requisite corporate power to own, lease and operate its properties and to carry on its business as now being conducted. ATEC is duly qualified to do business and is in good standing in each jurisdiction (each of which is listed on Schedule 2.3) where the conduct of its business or ownership of its properties requires such qualification, except where the failure to qualify would not reasonably be expected, individually or in the aggregate, to have a Material Adverse Effect. Set forth on Schedule 2.3 is a true and complete list of the incumbent directors and officers of ATEC. Seller or ATEC has heretofore furnished or made available to Purchaser a complete and correct copy of ATEC's certificate of incorporation and by-laws or other constitutional documents as amended to date. Such documents and instruments are in full force and effect. ATEC is not in violation of any of the provisions of such documents and instruments.

      2.4. Personal Property. ATEC has good and valid title to its personal properties or assets reflected in the Financial Statements or acquired after the date thereof (except for properties or assets sold or otherwise disposed of since the date thereof in the ordinary course of business and except for defects in title that would not, individually or in the aggregate, have a Material Adverse Effect) free and clear of all Liens except: (a) Liens disclosed on Schedule 2.4 and (b) Permitted Encumbrances, all of which are disclosed on Schedule 2.4.

      2.5. Real Property.  ATEC owns no real property.

      2.6. Leases.   Set forth  on Schedule  2.6(a)  is a  list of  all  real
 property leases to which ATEC is a party and of which any real property leased by ATEC is the subject (the "Leased Real Property"), and set forth in
 Schedule 2.6(b) is a list of all leases of personal property which call for aggregate payments to or from ATEC equal to, or in excess of, $10,000 per year (collectively, the "Leases"). Seller has delivered to Purchaser correct and complete copies of all Leases. With respect to each Lease:

                (i) the Lease constitutes a valid and binding obligation of ATEC, and, to Seller's Knowledge, of the other parties thereto, enforceable in accordance with its terms, and is in full force and effect;

                (ii) ATEC has not been declared to be in material breach or default under the Lease and, to Seller's Knowledge, no other party to the Lease is in material breach or default thereunder;

                (iii) ATEC has performed all material obligations with respect to the Lease required through the date hereof to be performed by it and Seller has no Knowledge that ATEC is reasonably likely to fail to perform such obligations after the date hereof;

                (iv) neither Seller nor ATEC has received written notice, nor has it given notice, of an intention to cancel or terminate the Lease; and

                (v) all Leased Real Property is in good and serviceable state of repair, the current use of such property is in accordance in all material respects with relevant Laws and rights of access to such property are sufficient for ATEC's current use.

      2.7. Intellectual Property. Set forth on Schedule 2.7 is a list of all foreign and domestic (a) registered trademarks and trade names (all of which are valid and subsisting) and applications therefor owned or licensed by ATEC and (b) patents (all of which are valid and subsisting) and patent applications owned or licensed by ATEC. Except as set forth on Schedule 2.7, ATEC owns all right, title and interest in and to, or has a valid right to use, all Intellectual Property, and no written notice has been received that, and Seller has no Knowledge that, any Intellectual Property or products manufactured, assembled or sold by ATEC interferes with, infringes on, misappropriates or otherwise conflicts with the intellectual property rights of any other Person. Except as set forth on Schedule 2.7, (a) no claim adverse to the interests of ATEC in the Intellectual Property is pending or, to Seller's Knowledge, has been threatened; (b) neither ATEC nor Seller has received written notice, nor does Seller have any Knowledge, of the invalidity of, or infringement or other violation of its right in any of the Intellectual Property; and (c) no litigation is pending or, to Seller's Knowledge, is threatened wherein the Intellectual Property or any product or method of ATEC is alleged to infringe or violate the right of any third party. The transactions contemplated by this Agreement will have no adverse effect on ATEC's right, title and interest in and to any of the Intellectual Property. Schedule 2.7 sets forth all licenses to or from other Persons with respect to the Intellectual Property other than off-the-shelf software products. Neither Seller nor ATEC has ever received any infringement or non-infringement, or validity or invalidity opinions relating to the Intellectual Property, or any product or method of ATEC.

      2.8. Financial Statements. Seller or ATEC has heretofore delivered to Purchaser the Financial Statements, which are attached hereto as
 Schedule 2.8. The Financial Statements (a) are in accordance with the books and records of ATEC, (b) have been prepared in accordance with generally accepted accounting principles in the United States ("GAAP") consistently applied throughout the periods covered thereby, subject to the absence of footnote disclosure and other presentation items and to changes resulting from normal period-end adjustments for recurring accruals, none of which is material, and (c) fairly present the financial position of ATEC as of the respective dates thereof and the results of operations for the periods covered thereby. At the date of the Interim Balance Sheet, there were no material liabilities of ATEC which, in accordance with GAAP, should have been shown or reflected in the Interim Balance Sheet or any notes thereto, which are not shown or reflected in the Interim Balance Sheet or any notes thereto.

      2.9. No Material Adverse Change. Except as set forth on Schedule 2.9, since the date of the Interim Balance Sheet, there has not occurred any change, circumstance or event that has had or would reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect. In addition, except as set forth on Schedule 2.9, since the date of the Interim Balance Sheet, neither ATEC, nor Seller on ATEC's behalf, has:
 (i) increased the salaries, wages, or other compensation, or pensions, fringe benefits or other perquisites payable to any director, officer or employee of ATEC other than in the ordinary course of business consistent with past practices; (ii) borrowed any amount or incurred or become subject to any liabilities, except liabilities incurred in the ordinary course of business consistent with past practice under Contracts and Leases;
 (iii) sold, assigned or transferred any of its tangible assets, except in the ordinary course of business consistent with past practice, or canceled any debts or claims; (iv) sold, assigned or transferred any Intellectual Property; (v) made capital expenditures or commitments therefor (or a series of related capital expenditures or commitments therefor) that individually exceed $10,000 or in the aggregate exceed $25,000; (vi) made any loans or advances (other than advances for business expenses made to employees in the ordinary course of business) to, guarantees for the benefit of, or investments in, any Person; (vii) entered into any other transaction involving more than $25,000 other than in the ordinary course of business consistent with past practice; (viii) paid or committed to pay any management or similar charge; or (ix) taken any action which, if taken subsequent to the execution of this Agreement and on or prior to the Closing Date, would constitute a breach of the terms of this Agreement by Seller.

      2.10.     Tax Matters.  Except as set forth in Schedule 2.10:

           (a) all Tax Returns required to have been filed by or on behalf of ATEC have been filed and are true, correct and accurate in all material respects and all Taxes due have been paid, except for the portion of such Taxes being contested in good faith, adequate provision for the payment of which has been made in the Financial Statements. ATEC is a member of the affiliated group of corporations (as defined in Section 1504 of the Code) of which the common parent corporation is Seller and which files and will continue to file a consolidated federal Income Tax Return for all periods ending on or before the Closing Date. All Taxes for which ATEC is or may be liable and that are attributable to the Seller Tax Period have been or will be timely paid by Seller or ATEC;

           (b) there have been no waivers or extensions of any statute of limitations filed with any Governmental Authority responsible for assessing or collecting Taxes in respect to any Tax Return of, or which includes, ATEC;

           (c) all material Taxes which ATEC has been required to collect or withhold have been duly collected or withheld and, to the extent required when due, have been or will be duly paid to the proper Governmental Authority;

           (d) there is no material action, suit, proceeding, investigation, audit, claim, dispute or assessment pending or proposed in writing or, to Seller's Knowledge, otherwise threatened, with respect to any liability for Tax or with respect to any Tax Return for which ATEC could be liable;

           (e) ATEC is not a party to any Tax sharing agreement or similar arrangement with any other party or has any current contractual obligation to indemnify any other person or entity with respect to Tax. ATEC has no liability for the Taxes of any other Person under Treasury Regulation Section 1.1502-6 (or any similar provision of state, local, or foreign Law), as a transferee or successor, by contract, or otherwise;

           (f) no withholding of Taxes is required on any amounts paid to Seller under Section 1445 of the Code or any other provision of federal, state, local or foreign Law;

           (g) ATEC is not a party to any agreement, contract or arrangement that would result, individually or in the aggregate, in the payment of any "excess parachute payments" within the meaning of Section 280G of the Code by reason of the transactions contemplated hereby;

           (h)  Seller and  ATEC  are  eligible to  make  an  election  under
      Section 338(h)(10) of the Code with respect to the sale of the ATEC Stock and ATEC and any gain recognized by reason of the election under
      Section 338(h)(10) of the Code will be included in the consolidated federal income tax return filed by the Affiliated Group for the period which includes or ends on the Closing Date;

           (i) no consent has been filed under Section 341(f) of the Code with respect to Seller or ATEC;

           (j) except as provided herein, no elections under Section 338(g) of the Code, no protective carryover basis elections and no offset prohibition elections are applicable to ATEC;

           (k) ATEC is not required to include in income any adjustment pursuant to Section 481(a) of the Code (or other similar provisions of applicable law) by reason of a change in accounting method, nor does Seller have any Knowledge that the Internal Revenue Service (or other taxing authority) has proposed, or is considering, any such change in accounting method;

           (l) none of the assets of ATEC secures any indebtedness, the interest on which is tax exempt under Section 103 of the Code.

           (m) no indebtedness of ATEC consists of "corporate acquisition indebtedness" within the meaning of Section 279 of the Code;

           (n) as of the Closing Date, there will be no excess loss accounts, deferred intercompany gains or losses, or other like items pertaining to ATEC;

           (o) except as set forth on Schedule 2.10, ATEC has not entered into any transfer pricing agreements with the Internal Revenue Service or other like arrangements with respect to any foreign jurisdiction;

           (p) except as set forth on Schedule 2.10, ATEC has not either distributed stock of a controlled corporation pursuant to Section 355 of the Code or had its stock distributed by another corporation pursuant to Section 355 of the Code; and

           (q) ATEC is not subject to any joint venture, partnership or other agreement, contract or arrangement which would cause it to be treated as a partner of a partnership for Tax purposes.

      2.11. Litigation. Except as set forth on Schedule 2.11, there has not been in the last five (5) years, nor is there pending, nor, to Seller's Knowledge is there threatened, any demand, claim, suit, action, arbitration or legal, administrative or other proceeding (i) against ATEC or any of its officers, managers, employees (in each case, in such capacities), assets, properties or businesses or against Seller or another Person and relating to the businesses or properties of ATEC, or (ii) that seeks to delay, limit or enjoin the transactions contemplated by this Agreement. Except as set forth on Schedule 2.11, there is no litigation or proceeding in which ATEC is a plaintiff or claimant, except for any of the foregoing with respect to which ATEC is only seeking to recover monetary damages in an amount not in excess of $10,000 and would not reasonably be expected to recover damages in an amount in excess of $10,000. Adequate provision for all items disclosed on
 Schedule 2.11 has been made in the Financial Statements and Seller or ATEC has made available to Purchaser all information in its possession related thereto.

      2.12.     ERISA and Related Matters.

           (a) Set forth on Schedule 2.12 is a list of all Benefit Plans that have been maintained, contributed to or participated in by ATEC (the "Company Benefit Plans") during the three years ending on the date hereof. No Company Benefit Plans are maintained solely by ATEC as of the Closing Date.

           (b) Seller has provided to Purchaser a true and correct copy of each of the Company Benefit Plans and amendments thereto and the most recent summary plan description and favorable determination, opinion or notification letter, if applicable.

           (c) All the Company Benefit Plans comply in form and operation in all material respects with all applicable requirements of Law. All contributions and payments with respect to Benefit Plans that are required to be made by Seller or ATEC for periods ending on or before the Closing Date (including periods from the first day of the then-current plan or policy year to and including the Closing Date) have been made or will be accrued before the Closing Date by Seller in accordance with the appropriate actuarial valuation report or insurance contracts or arrangements.

           (d) All Company Benefit Plans that are employee pension benefit plans as defined in Section 3(2) of ERISA and that are intended to comply with Section 401(a) of the Code are the subject of a favorable determination letter from the IRS or are entitled to rely on a favorable opinion or notification letter from the IRS, and nothing has occurred since the date of the last such determination, opinion or notification letter that resulted or is likely to result in the revocation of such determination.

           (e) There have been no "prohibited transactions" (as described in Section 406 of ERISA or Section 4975 of the Code) with respect to the Company Plans.

           (f) There are no actions, suits or claims pending or, to Seller's Knowledge, threatened other than routine claims for benefits and qualified domestic relations, medical or child support orders involving ATEC's participation in any Company Benefit Plans.

           (g) None of the Company Benefit Plans is a multi-employer plan (as defined in section 3(37) of ERISA) and none of the Company Benefit Plans is subject to Title IV of ERISA. Neither Seller, ATEC nor any Affiliate has withdrawn from any multiemployer plan or taken any action to do so, and the transactions contemplated by this Agreement will not result in any withdrawal liability.

           (h) ATEC has no liabilities (absolute, accrued, contingent or otherwise) related to any Company Benefit Plans other than routine claims for benefits and qualified domestic relations, medical or child support orders, including any liabilities for post-retirement benefits, except liabilities (a) reflected on the face of the Interim Balance Sheet (rather than in the notes thereto) that have not been paid or discharged since the date thereof or (b) incurred since the date of the Interim Balance Sheet in the ordinary course of business consistent with past practice, that are of the same general amount and nature as those set forth on the face of the Interim Balance Sheet (other than any liabilities resulting from, arising out of, relating to, in the nature of, or caused by any breach of contract, breach of warranty, tort, infringement or violation of Law).

      2.13. Material Contracts. Set forth on Schedule 2.13 is a list of Material Contracts to which ATEC is a party or by which any of its properties or assets is bound.

           (a) Each of the Material Contracts constitutes a valid and binding obligation of ATEC, and, to Seller's Knowledge, of the other parties thereto, enforceable in accordance with its terms, and is in full force and effect.

           (b) ATEC has not been declared to be in material breach or default under any of the Material Contracts and, to Seller's Knowledge, no other party to any of the Material Contracts is in material breach or default thereunder.

           (c) ATEC has performed all material obligations with respect to each Material Contract required through the date hereof to be performed by it and Seller has no Knowledge that ATEC is reasonably likely to fail to perform such obligations after the date hereof.

           (d) Neither Seller nor ATEC has received written notice, nor has it given notice, of an intention to cancel or terminate a Material Contract.

           (e) Except as set forth on Schedule 2.13, true and complete copies of all Material Contracts, including any amendments thereto, have been provided or made available to Purchaser for its review.

      2.14. Brokers, Etc. No broker or investment banker acting on behalf of Seller or ATEC or under the authority of any of them is or will be entitled to any broker's or finder's fee or any other commission or similar fee directly or indirectly from ATEC in connection with any of the transactions contemplated herein.

      2.15. Insurance. Set forth on Schedule 2.15 is a list and summary of the insurance policies currently in effect and at any time in effect during the three (3)_year period (and, in the case of liability insurance, during the six (6)-year period) preceding the date hereof covering ATEC and its assets and operations (showing as to each policy or binder the carrier, policy number, coverage limits, expiration dates and a general description of the type of coverage provided). Such insurance provides, and during such period provided, coverage to the extent and in the manner as may be required by law and by any and all Contracts to which ATEC is a party. Neither Seller nor ATEC is in material default under any of such policies or binders. Schedule 2.15 also sets forth a list of Persons that issue certificates of liability insurance to ATEC, all of which shall continue to be for the benefit of ATEC after the consummation of the transactions contemplated hereby.

      2.16.     Employees.  Except as set forth on Schedule 2.16:

           (a) ATEC is not a party to a collective bargaining agreement or currently negotiating any such agreement nor is it otherwise bound by the terms of any collective agreement;

           (b) ATEC has not been involved in any strike, lock-out or other industrial or trade dispute in the twelve months prior to the date of this Agreement; and

           (c) no complaint against ATEC is currently pending before the National Labor Relations Board or the Equal Employment Opportunity Commission. Seller or ATEC has provided or made available to Purchaser true and correct copies of all employment contracts, severance agreements, option agreements and any other written material relating to terms and conditions of employment and/or the material personnel policies of ATEC and ATEC has not agreed to and is not otherwise obliged to make any change to these. Schedule 2.16 contains the name and current annual rates of compensation paid by, or on behalf of, ATEC to each employee. Except as set forth on Schedule 2.16, ATEC is not a party to or bound by any oral or written employment agreement, consulting, advisory or service agreement, deferred compensation agreement, severance agreement, option agreement, confidentiality agreement or covenant not to compete relating to an employee or agent. To Seller's Knowledge, no key employee or group of employees (or independent contractors) have any plans to terminate employment with ATEC.

      2.17.     Environmental.

           (a) Except as set forth on Schedule 2.17, as of the date of this Agreement there is no material uncured violation and, to Seller's Knowledge, no circumstances exist that are reasonably likely to result in a material violation, of any Environmental Law at any site or facility owned or operated by ATEC since December 1, 1997. Except as set forth on Schedule 2.17, since December 1, 1997, there have been no written notices or complaints received by Seller with respect to a material violation of an Environmental Law at any current or former site or facility that was at any time owned or operated by ATEC. ATEC
      (i) has not released, deposited, leaked, spilled or disposed of (other than in compliance in all material respects with applicable Laws) any Contaminants at, in, on, under or from any real property leased, owned, operated or otherwise used by ATEC, and Seller does not have Knowledge of any such releases, deposits, leaks, spills or disposals by any third party, including prior owners or occupants, of such real property;
      (ii) has not disposed (other than in compliance in all material respects with applicable Laws) of Contaminants or other waste at any third party hazardous or solid waste sites; or (iii) has not failed to take all actions necessary under applicable Environmental Laws to register any products or materials required to be registered by ATEC (or any of its agents) thereunder. To Seller's Knowledge, there is not located at any of the real property used by ATEC any underground storage tank, asbestos-containing material or equipment containing polychlorinated biphenyls. For purposes of this Agreement, "Contaminant" means any pollutant, hazardous or toxic substance or petroleum, petroleum-based substance, or any constituent of any such substance or waste and any material the exposure to, presence, use, generation, treatment, storage, release, disposal, handling, clean-up or remediation of which is regulated by any Environmental Law.

           (b) ATEC has timely filed all reports and notifications, and has generated and maintained all records and data concerning its business as are required under applicable Environmental Laws, except where the failure to so file, generate or maintain would not reasonably be expected, individually or in the aggregate, to have a Material Adverse Effect.

           (c) Except as set forth on Schedule 2.17, there is no civil, criminal or administrative action, suit, demand, claim, hearing, notice or demand letter, notice of violation, investigation or proceeding pending or, to Seller's Knowledge, threatened against ATEC in connection with the conduct of its business relating to or arising under any Environmental Laws.

      2.18. Permits. ATEC is in possession of all material permits, licenses, registrations and government authorizations ("Permits") required under Laws for the current operation of its business and its compliance with the requirements and limitations included in such Permits.

      2.19. Compliance with Applicable Law. ATEC has materially complied with all material Laws applicable to ATEC and has not received any written threat of enforcement of any Law.

      2.20. Undisclosed Liabilities. Except as is disclosed on Schedule 2.20, ATEC does not have any material liabilities (absolute, accrued, contingent or otherwise), except liabilities (a) reflected on the face of the Interim Balance Sheet (rather than in the notes thereto) that have not been paid or discharged since the date thereof, (b) incurred since the date of the Interim Balance Sheet, in the ordinary course of business consistent with past practice, that are of the same general amount and nature as those set forth on the face of the Interim Balance Sheet (other than any liabilities resulting from, arising out of, relating to, in the nature of, or caused by any breach of contract, breach of warranty, tort, infringement or violation of Law) or (c) incurred in the ordinary course of business under Leases and Material Contracts, or under Contracts that are not Material Contracts, in each case entered into in the ordinary course of business, that are not required by GAAP to be reflected on the Interim Balance Sheet, none of which is material.

      2.21. Product Liability. Except as set forth on Schedule 2.21, none of ATEC's products sold since December 1, 1997 (i) is or has been the subject of any product liability claim, (ii) contains any defects or otherwise fails to meet specifications or requirements related thereto, in either case that could reasonably be expected to result in injury or other product liability claims, (iii) is or has been the subject of a recall or notice of recall, or (iv) other than general warranty returns and historic guaranteed sales, in each case, in the ordinary course of business, is or has been the subject of a "take-back" or similar agreement or arrangement allowing the purchaser of the product to deliver the product back to ATEC or its dealers. ATEC or Seller has provided or made available to Purchaser copies of all written warranties with respect to its products. ATEC currently has no pending or active guaranteed sales obligations.

      2.22. Related Party Transactions. Schedule 2.22 sets forth all arrangements in force currently or at any time in the last three years between ATEC and any of its Affiliates, including Seller which, has in such time resulted, or could reasonably be expected in the future to result, in transfers of value to or from ATEC equal to, or in excess of, $10,000 on an annual basis.

      2.23.     Change in Control Payments.  Except as set forth on  Schedule
 2.23 and other than payments made to employees of ATEC of an aggregate amount not in excess of $150,000, neither ATEC nor Seller has any plans, programs, agreements or arrangements to which it is a party, or to which it is subject, pursuant to which payments(or acceleration of benefits) may be required upon, or may become payable directly or indirectly as a result of, the transactions contemplated hereby or a change of control of ATEC.

      2.24. Sufficiency of Assets. Except as set forth on Schedule 2.24, no Person other than ATEC owns any material assets of any kind whatsoever, including tangible and intangible property and Intellectual Property, used in the Business, except for leased items disclosed in Schedule 2.6(a) or
 Schedule 2.6(b).

      2.25.     Customers and Suppliers.

           (a)  Schedule  2.25(a)  sets  forth  (a) the  names  of  the   ten
      (10) largest customers of ATEC during the twelve-month periods ended March 2001, 2002 and 2003 and (b) the amount for which each such customer was invoiced during such period. Neither Seller nor ATEC has received any written notice, and Seller has no Knowledge, that any such customer (i) has ceased, or will cease, to use the products, goods or services of ATEC, (ii) has reduced materially or will reduce materially the use of products, goods or services of ATEC or (iii) has sought, or is seeking, to reduce materially the price it will pay for products, goods or services of ATEC, including in each case after the consummation of the transactions contemplated hereby.

           (b)  Schedule  2.25(b)  sets  forth  (a) the  names  of  the   ten
      (10) largest suppliers from which ATEC ordered raw materials, supplies, merchandise and other goods and services during the twelve-month period ended on October 24, 2003 and (b) the amount for which each supplier invoiced ATEC during such period. Neither Seller nor ATEC has received any written notice, and Seller has no Knowledge, that there has been any material adverse change in the price of such raw materials, supplies, merchandise or other goods or services, or that any such supplier will not sell raw materials, supplies, merchandise and other goods to Purchaser at any time after the Closing on terms and conditions similar to those used in its current sales to ATEC.


                                  ARTICLE 3.

                 REPRESENTATIONS AND WARRANTIES OF PURCHASER

      Purchaser represents and warrants to Seller as follows:

      3.1. Authority of Purchaser. Purchaser is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware, with all requisite corporate power and authority to enter into this Agreement and to carry out the transactions contemplated herein. The execution, delivery and performance of this Agreement by Purchaser has been duly authorized by all necessary corporate action. This Agreement has been duly and validly executed and delivered by Purchaser and constitutes the legal, valid and binding obligation of Purchaser enforceable against Purchaser in accordance with its terms, except as may be limited by: (a) applicable bankruptcy, insolvency, moratorium, reorganization or similar laws from time to time in effect that affect creditors' rights generally; or
 (b) legal and equitable limitations on the availability of specific remedies. The execution and delivery of this Agreement by Purchaser does not, and the consummation of the transactions contemplated hereby and performance by Purchaser of its obligations hereunder will not violate or conflict with any provision of: (i) the charter, by-laws or other organizational documents of Purchaser; (ii) any material agreement, lease, instrument, mortgage, license or franchise to which Purchaser is a party or by which any of its properties is bound; or (iii) any Law applicable to Purchaser, which violation or conflict would reasonably be expected to have a material adverse effect on the financial condition of Purchaser. The failure of any Person not a party hereto to authorize or approve Purchaser's execution or performance of this Agreement or the transactions contemplated hereby will not give any Person the right to enjoin, rescind or otherwise prevent or impede the consummation of the transactions contemplated hereby by Purchaser in accordance with the terms of this Agreement or to obtain damages from, or any other judicial relief against, Seller or Purchaser as a result of any transactions carried out in accordance with the provisions of this Agreement.

      3.2. Brokers, Etc. No broker or investment banker acting on behalf of Purchaser is or will be entitled to any broker's or finder's fee or any other commission or similar fee directly or indirectly in connection with any of the transactions contemplated hereby.


                                  ARTICLE 4.

                             COVENANTS OF SELLER

      Seller hereby covenants to and agrees with Purchaser as follows:

      4.1. Commercially Reasonable Efforts. Upon the terms and subject to the conditions set forth in this Agreement, Seller shall use its commercially reasonable efforts to take, or cause to be taken, all actions, and to do, or cause to be done, and to assist and cooperate with the other parties in doing, all things necessary, proper or advisable to consummate and make effective, in the most expeditious manner practicable, the transactions contemplated by this Agreement and the transfer of the Business to Purchaser, including (a) the obtaining of all necessary actions or nonactions, waivers, consents and approvals from Governmental Authorities and the making of all necessary registrations and filings and the taking of all reasonable steps as may be necessary to obtain any necessary approval or waiver from, or to avoid an action or proceeding by, any Governmental Authorities; provided, however, that Seller shall not be required to make any material monetary expenditure, commence or be a plaintiff in any litigation, or offer or grant any material accommodation (financial or otherwise) to any third Person, including, without limitation, the offer for sale of any business or assets to any Person, (b) the obtaining of all Required Consents, (c) the obtaining of the release of all Liens on the assets of ATEC, other than Permitted Encumbrances, (d) the defending of any lawsuits or other legal proceedings, whether judicial or administrative, challenging this Agreement or the consummation of the transaction contemplated by this Agreement, including seeking to have any stay or temporary restraining order entered by any court or other Governmental Authority vacated or reversed and (e) the execution and delivery of any additional instruments necessary to consummate the transaction contemplated by this Agreement and to fully carry out the purposes of this Agreement.

      4.2. Access. From the date hereof until the Closing or the earlier termination of this Agreement, Seller shall cause ATEC to afford Purchaser and its counsel, accountants and other authorized representatives, with reasonable prior notice, reasonable access during normal business hours to the premises, properties, personnel, books and records of ATEC.

      4.3. Ordinary Course of Business. From the date hereof until the Closing or the earlier termination of this Agreement, Seller shall cause ATEC to operate only in the ordinary course of business. In addition, from the date hereof until the Closing or the earlier termination of this Agreement, except as set forth on Schedule 4.3, Seller shall not, and shall cause ATEC to not, do any of the following without the prior written consent of Purchaser: (a) make any change in the authorized equity interests or organizational documents of ATEC; (b) issue any equity options; (c) issue or sell any equity interests or securities convertible into or exchangeable for equity interests of ATEC; (d) purchase or otherwise acquire for consideration any outstanding equity interests of ATEC; (e) (i) increase the compensation of any officer or key employee, (ii) adopt any new employee benefit plan or materially amend any existing employee benefit plan other than to reflect changes in Law and plan administration or other than in the ordinary course of business and consistent with past practices, or
 (iii) enter into any new employment or consulting agreement for which the aggregate consideration to be paid is greater than $50,000; (f) make unbudgeted capital expenditures in excess of $25,000 in the aggregate;
 (g) sell, lease, assign, transfer, pledge, dispose of or encumber any assets, except for (i) sales of inventory in the ordinary course of business and in a manner consistent with past practice, and (ii) dispositions of obsolete or worthless assets not exceeding $10,000 in the aggregate;
 (h) except for the distribution of cash and cash equivalents to the Seller immediately prior to the Closing, declare, set aside, make or pay any dividend or other distribution (whether in cash, stock or property, or any combination thereof) in respect of, or redeem, any of its capital stock;
 (i) acquire (by merger, consolidation, or acquisition of stock or assets) any corporation, partnership or other business organization or division thereof or any capital stock or debt instruments thereof; (j) create any subsidiary or joint venture entity; (k) incur any indebtedness for borrowed money, except for any long-term debt existing on the date hereof and short-term, working capital borrowings incurred under existing contracts in the ordinary course of business and consistent with past practice; (l) assume, guarantee or endorse or otherwise as an accommodation become responsible for, the obligations of any person or make any loans or advances, other than recourse leases entered into in the ordinary course of business; (m) enter into or amend any Material Contract or Lease outside the ordinary course of business; (n) enter into or amend any contract, agreement, commitment or arrangement to effect any of the matters prohibited by this Section 4.3;
 (o) fail to maintain the material assets of ATEC in substantially their current state of repair, excepting normal wear and tear; (p) settle any pending claims, suits or actions; or (q) take, or agree in writing or otherwise to take, any of the actions described in Sections 4.3(a) through
 (p) above, or intentionally take any action that would make any of the representations or warranties relating to ATEC contained in this Agreement untrue or incorrect or prevent Seller from performing its covenants hereunder.

      4.4. No Solicitation. From the date hereof until the Closing or the earlier termination of this Agreement, Seller shall not directly or indirectly, through any officer, manager, director, employee, representative, Affiliate or agent of Seller, (a) solicit, initiate or encourage the initiation of any inquiries or proposals regarding any merger, recapitalization, sale of substantial assets, sale or exchange of equity interests or similar transactions involving ATEC other than the transactions set forth in this Agreement (any of the foregoing inquiries or proposals being referred to herein as an "Acquisition Proposal"), (b) engage in negotiations or discussions concerning, or provide any nonpublic information to any person relating to, any Acquisition Proposal or (c) agree to, approve or recommend any Acquisition Proposal.

      4.5. Confidentiality. At all times from and after the Closing Date, Seller shall maintain in confidence, and shall not use for its benefit or for the benefit of others (other than for the benefit of ATEC, pursuant to the terms and conditions of the Supply Agreement), any confidential or proprietary information relating to ATEC's financial or other affairs, including, without limitation, all Intellectual Property and files and records, other than any of such information that is in the public domain or if the use of such information by Seller (a) is required by Law, (b) is necessary to prepare Tax Returns (including Tax Returns of Seller or of any of its Affiliates) or other required filings with Governmental Authorities or to defend or object to any reassessment of Taxes, (c) is necessary for Seller or Seller's representatives to prepare and disclose, as may be required, accounting statements, or (d) is necessary to assert or protect any rights of Seller hereunder or under any applicable Law. In the event of any of (a) through (d) above, Seller will notify Purchaser promptly and will, unless Purchaser is able to obtain a protective order or other appropriate remedy, furnish only that portion of the information that is legally required and will, unless otherwise required by Law and except with respect to information required to be filed with the Securities and Exchange Commission, exercise all reasonable efforts to obtain reliable assurance that confidential treatment will be accorded such information. Seller shall consult with Purchaser before issuing any press release or otherwise making any public statement with respect to this Agreement and shall not issue any such press release or make any such public statement prior to such consultation, except as may be required by Law or applicable stock exchange or association rules and regulations.

      4.6. Certain Insurance Matters. Seller shall maintain, and shall not take any steps to prospectively or retrospectively cancel, buy-out or remove ATEC as an additional named insured from, any and all liability insurance policies providing coverage for all periods prior to the Closing with respect to any events, occurrences or matters occurring prior to the Closing (the "Occurrence-Based Insurance Policies") (subject in each case to the deductibles, limits and other terms and conditions of such policies). Subject to Section 9.6, Purchaser shall be entitled to the benefit of, and Seller shall pay to Purchaser, any amounts and/or recoveries received by Seller under any Occurrence-Based Insurance Policies in respect of any liabilities of ATEC covered by such policies (subject to the deductibles, limits and other terms and conditions of such policies). If Purchaser becomes aware of any such liabilities, Purchaser shall promptly notify Seller thereof in writing. Seller shall have the right, but not the obligation, to file and administer all claims under the Occurrence Based Policies with respect to any such liabilities. If Seller (i) does not provide Purchaser with written notice of its intent to exercise this option within ten (10) days after receipt of notice of such claim from Purchaser or
 (ii) fails to file a claim in respect thereof within twenty (20) days of receipt of notice of such claim from Purchaser, then Purchaser shall have the right, but not the obligation, to file and administer the claim under the Occurrence-Based Insurance Policies with respect to such liability, and, in connection therewith, Seller hereby covenants and agrees to issue or cause to be issued powers of attorney and any other necessary document to Purchaser to enable Purchaser to file and/or administer such claim. Notwithstanding the foregoing, Purchaser shall not have the right to settle any claim under the Occurrence-Based Insurance Policies without the prior written consent of Seller, which consent shall not unreasonably be withheld or delayed.

      4.7. Claim Resolution Support. In the event and for so long as Purchaser or any of its Affiliates actively is contesting or defending against any action, suit, proceeding, hearing, investigation, charge, complaint, claim, or demand in connection with any fact, situation, circumstance, status, condition, activity, practice, plan, occurrence, event, incident, action, failure to act, or transaction on or prior to the Closing Date involving the Business, or after the Closing Date as to which Seller is in custody of relevant books and records, Seller will, and will cause its Affiliates to, at Purchaser's expense, provide commercially reasonable cooperation to Purchaser, its Affiliates and their respective counsel in the contest or defense and make available its personnel at reasonable times and upon reasonable notice, and provide such testimony and access to its books and records as shall reasonably be necessary in connection with the contest or defense.

      4.8. Post-Closing Payments.

           (a) All payments from any sources whatsoever received by Seller after the Closing, whether directly or indirectly and whether as collections of accounts receivable or otherwise, relating to any goods or services provided by, or otherwise for the account of, ATEC, shall be paid over to ATEC within three (3) business days of receipt thereof by Seller.

           (b)  Not  later  than  January  15,  2004,  Seller  shall  pay  to
      Purchaser an amount equal to any overpayments made by Purchaser to Seller pursuant to Section 5.2 of this Agreement, whether as a result of the termination of any Continuing Employee's employment or otherwise.

           (c) Seller shall pay to ATEC, in accordance with the terms thereof, all arms'-length, ordinary course trade payables due from Seller to ATEC in existence as of the Closing, unless such amount is, in good faith, subject to dispute.


                                  ARTICLE 5.

                            COVENANTS OF PURCHASER

      Purchaser hereby covenants to and agrees with Seller as follows:

      5.1. Commercially Reasonable Efforts. Upon the terms and subject to the conditions set forth in this Agreement, Purchaser shall use its commercially reasonable efforts to take, or cause to be taken, all actions, and to do, or cause to be done, and to assist and cooperate with the other parties in doing, all things necessary, proper or advisable to consummate and make effective, in the most expeditious manner practicable, the transactions contemplated by this Agreement and the transfer of the Business to Purchaser, including (a) the obtaining of all necessary actions or nonactions, waivers, consents and approvals from Governmental Authorities and the making of all necessary registrations and filings and the taking of all reasonable steps as may be necessary to obtain any necessary approval or waiver from, or to avoid an action or proceeding by, any Governmental Authorities; provided, however, that Purchaser shall not be required to make any material monetary expenditure, commence or be a plaintiff in any litigation, or offer or grant any material accommodation (financial or otherwise) to any third Person, including, without limitation, the offer for sale of any business or assets to any Person, (b) the obtaining of all necessary consents, approvals or waivers from third parties, (c) the defending of any lawsuits or other legal proceedings, whether judicial or administrative, challenging this Agreement or the consummation of the transaction contemplated by this Agreement, including seeking to have any stay or temporary restraining order entered by any court or other Governmental Authority vacated or reversed and (d) the execution and delivery of any additional instruments necessary to consummate the transaction contemplated by this Agreement and to fully carry out the purposes of this Agreement.

      5.2. Employees and Benefit Plans. At the Closing, all Persons then employed by ATEC shall remain employees of ATEC or become employees of Purchaser and there will be no loss of employment imposed by Purchaser in connection with the transactions contemplated hereby (each referred to as a "Continuing Employee"). From the date of the Closing and continuing through December 31, 2003, Continuing Employees shall be eligible to participate under Seller's welfare benefit plans to the extent such coverage can be provided under the health care continuation coverage requirements of Code Section 4980B. Purchaser shall pay Seller, at Closing, $17,604.06 as the estimated premium for such coverage, which amount shall be adjusted following Closing as provided for in Section 4.8. Effective as of Closing, Continuing Employees will be offered the right to convert their coverage under certain of Seller's welfare plans to an individual policy to the extent such conversion privilege is available under the applicable plan or program. Effective as of Closing, Continuing Employees will be covered under Purchaser's short-term disability program maintained for similarly situated employees of Purchaser and its Affiliates, to the same extent as similarly situated employees of Purchaser, in accordance with the respective terms of such program. Effective January 1, 2004, Purchaser will permit Continuing Employees who are, at such time, employed by Purchaser or an
 Affiliate of Purchaser, including ATEC, to participate in the employee benefit plans and programs maintained for similarly situated employees of Purchaser and its Affiliates, to the same extent as similarly situated employees of Purchaser, in accordance with the respective terms of such plans and programs. Purchaser shall give each Continuing Employee credit for his or her prior service with ATEC and Seller for purposes of determining his or her eligibility for, and vesting of benefits under, all qualified defined contribution plans, or similar benefit plans maintained by Purchaser, provided that, notwithstanding any other provision of this Agreement, no Continuing Employee shall be eligible to participate in the Wilson Sporting Goods Co. Retirement Income Plan or the Wilson Sporting Goods Co. Hourly Pension Plan, which are defined benefit pension plans that are not available to new hires of Purchaser or any of is Affiliates.
 Effective January 1, 2004, Continuing Employees shall participate in Purchaser's group health plan and other welfare benefit plans, without any waiting period, exclusion, or limitation for preexisting conditions. On or after January 1, 2004, Continuing Employees who are eligible to participate in Wilson Sporting Goods Co. 401(k) Savings Plan or Wilson Sporting Goods Co. 401(k) Savings Plan for Non-Union Hourly Employees. (each, a "Purchaser's 401(k) Plan") shall be permitted to roll over their entire account balances from the Seller's 401(k) plan to Purchaser's 401(k) Plan, as applicable.

      If, within twelve (12) months after Closing, Purchaser or any of its successors or assigns, transfers all or substantially all of its properties and assets to any Person or Persons (other than Purchaser or an Affiliate of Purchaser), proper provision shall be made so that the transferee assumes (and if more than one, the transferees assume, jointly and severally) the obligations set forth in this Section 5.2.

      The provisions of this Section 5.2 are solely for the purpose of setting forth the understanding between Purchaser and Seller and shall not create or modify any employee benefit plan of Purchaser or any of its affiliates, and shall not be construed as creating any employment contract or third party beneficiary right between Purchaser or Seller on one hand, and any Continuing Employee, on the other hand. Purchaser and its Affiliates may amend or terminate any of their benefit plans or arrangements at any time in their sole discretion.

      5.3. Access. From and after the Closing Date, Purchaser shall afford Seller and its counsel, accountants and other authorized representatives, with no less than two business days' prior notice, reasonable access during normal business hours (when accompanied by an authorized representative of Purchaser) to the premises, properties, personnel, books and records of Purchaser and any other assets or information that Seller reasonably deems necessary to prepare any report or Tax Return required to be filed by Seller (but so as not to unduly disrupt the normal course of operations of Purchaser), including, without limitation, preparing or defending any Tax Return and any interim or annual report or other accounting statements.

      5.4. Disclaimer of Projections. Purchaser acknowledges and agrees that none of Seller, ATEC, nor any of their representatives, affiliates or agents has made any representation with respect to the ATEC Stock or ATEC or the accuracy or completeness of any information regarding the ATEC Stock or ATEC furnished or made available to Purchaser or its representatives except as specifically set forth in this Agreement. In particular, except for the representations and warranties contained in Article 2 hereof, Seller makes no representation or warranty to Purchaser with respect to any financial projection or forecast of or relating to ATEC. With respect to any such projection or forecast delivered by or on behalf of Seller to Purchaser, Purchaser acknowledges that (a) there are uncertainties inherent in attempting to make such projections and forecasts, (b) it is familiar with such uncertainties, (c) it is taking full responsibility for making its own evaluation of the adequacy and accuracy of all such projections and forecasts so furnished to it, and (d) it will have no claim against Seller, its representatives, affiliates or agents with respect thereto.

      5.5. Claim Resolution Support. In the event and for so long as Seller or any of its Affiliates actively is contesting or defending against any action, suit, proceeding, hearing, investigation, charge, complaint, claim, or demand in connection with any fact, situation, circumstance, status, condition, activity, practice, plan, occurrence, event, incident, action, failure to act, or transaction following the Closing Date involving the Business or prior to the Closing Date as to which Purchaser is in custody of relevant books and records, Purchaser will, and will cause its Affiliates to, at Seller's expense, provide commercially reasonable cooperation to Seller, its Affiliates and their respective counsel in the contest or defense and make available its personnel at reasonable times and upon reasonable notice, and provide such testimony and access to its books and records as shall reasonably be necessary in connection with the contest or defense.

      5.6. Post-Closing Payments. As soon as practicable following the Closing, Purchaser shall pay to Seller, in cash, an amount equal to (i) the aggregate amount of all cash balances in ATEC's bank accounts as of Closing,
 (ii) $23,950, representing the aggregate of the cash security deposit made by or on behalf of ATEC under the real property lease identified on Schedule 2.6(a), all other cash security deposits made by or on behalf of ATEC under personal property leases and all other items shown on the Interim Balance Sheet as "Other Assets" and (iii) the aggregate of all outstanding commercially reasonable charges made by ATEC employees on any credit card belonging to Seller, which charges are for expenses associated with events that are for the benefit of ATEC. In addition to the foregoing, Purchaser shall cause ATEC to pay to Seller, in accordance with the terms thereof, all arms'-length, ordinary course trade payables due from ATEC to Seller in existence as of the Closing, unless such amount is, in good faith, subject to dispute.

      5.7. Confidentiality. At all times from and after the Closing Date, Purchaser shall maintain in confidence, and shall not use for its benefit or for the benefit of others (other than for the benefit of Seller, pursuant to the terms and conditions of the Supply Agreement), any confidential or proprietary information relating to Seller's financial or other affairs, including, without limitation, all Seller's intellectual property and files and records, other than any of such information that is in the public domain or if the use of such information by Purchaser (a) is required by Law,
 (b) is necessary to prepare Tax Returns (including Tax Returns of Purchaser or of any of its Affiliates) or other required filings with Governmental Authorities or to defend or object to any reassessment of Taxes, (c) is necessary for Purchaser or Purchaser's representatives to prepare and disclose, as may be required, accounting statements, or (d) is necessary to assert or protect any rights of Purchaser hereunder or under any applicable Law. In the event of any of (a) through (d) above, Purchaser will notify Seller promptly and will, unless Seller is able to obtain a protective order or other appropriate remedy, furnish only that portion of the information that is legally required and will, unless otherwise required by Law, exercise all reasonable efforts to obtain reliable assurance that confidential treatment will be accorded such information. Purchaser shall consult with Seller before issuing any press release or otherwise making any public statement with respect to this Agreement and shall not issue any such press release or make any such public statement prior to such consultation, except as may be required by Law or applicable stock exchange or association rules and regulations.


                                  ARTICLE 6.

               CONDITIONS PRECEDENT TO OBLIGATIONS OF PURCHASER

      The obligation of Purchaser to consummate the transactions contemplated hereby as provided herein is, at the option of Purchaser, subject to satisfaction of each of the following conditions precedent on or before the Closing Date:

      6.1. Warranties True. The representations and warranties of Seller contained herein shall have been true and correct in all material respects (except those representations and warranties that are qualified by materiality, which shall be true and correct in all respects) when made and at and as of the Closing (except for those representations and warranties that speak as of a specific date, which shall be true and correct as of such date), and Purchaser shall have received a certificate to such effect signed by Seller.

      6.2. Compliance with Agreements and Covenants. Seller shall have performed and complied with, in all material respects, its obligations and agreements hereunder, and Purchaser shall have received a certificate to such effect signed by Seller.

      6.3. Consents and Approvals. All Required Consents other than the consent of Major League Baseball but including the consent of Congress Financial (Southwest) to the transactions contemplated by this Agreement, shall have been received by Seller.

      6.4. Injunctions. No court or Governmental Authority shall have issued an order and no law shall have been enacted which shall then be in effect restraining or prohibiting the completion of the transactions contemplated hereby and no suit shall have been instituted seeking the same.

      6.5. No Material Adverse Effect. From the date hereof until the Closing, there shall not have occurred any event or change in circumstances involving ATEC that, individually or when taken together with all other such events or changes in circumstances has, will, or is reasonably likely to, result in a Material Adverse Effect.

      6.6. Supply Agreement. Seller shall have entered into a mutually agreeable Supply Agreement with ATEC (the "Supply Agreement"), which shall supersede in its entirety the existing supply agreement between Seller and ATEC.

      6.7. Releases and Resignations. Purchaser shall have received releases in favor of ATEC to be effective at the Closing from Seller and each director and officer of ATEC and each such director and officer (other than Eugene Grant) shall have resigned from his position with ATEC effective at the Closing.

      6.8. Interests in Seller Eugene Grant shall have no ownership interest of any kind in Seller and shall have resigned from any position with Seller held by him.

      6.9. Intercompany Indebtedness. Subject to payments due after Closing under Section 5.6, all ATEC Debt, including all indebtedness of ATEC to Seller, shall have been extinguished and ATEC shall have no further obligations to Seller, other than pursuant to this Agreement and the Supply Agreement.

      6.10. Release of Liens. The release of all Liens, other than Permitted Encumbrances, including the Lien in favor of Congress Financial (Southwest) on the ATEC Stock and on the assets of ATEC, shall have been obtained.

      6.11.     Deliveries  by  Seller.    Seller  shall  have  effected  the
 deliveries required pursuant to Section 8.2 below.


                                  ARTICLE 7.

                CONDITIONS PRECEDENT TO OBLIGATIONS OF SELLER

      The obligation of Seller to consummate the transactions contemplated hereby as provided herein is, at the option of Seller, subject to the satisfaction of each of the following conditions precedent on or before the Closing Date:

      7.1. Warranties True. The representations and warranties of Purchaser contained herein shall have been true and correct in all material respects (except those representations and warranties that are qualified by materiality, which shall be true and correct in all respects) when made and at and as of the Closing (except for those representations and warranties that speak as of a specific date, which shall be true and correct as of such date), and Seller shall have received a certificate to such effect signed by Purchaser.

      7.2. Compliance with Agreements and Covenants. Purchaser shall have performed and complied with, in all material respects, its obligations and agreements hereunder, and Seller shall have received a certificate to such effect signed by Purchaser.

      7.3. Injunctions. No court or Governmental Authority shall have issued an order and no law shall have been enacted which shall then be in effect restraining or prohibiting the completion of the transactions contemplated hereby and no suit shall have been instituted seeking the same.

      7.4. Deliveries by  Purchaser.    Purchaser  shall  have  effected  the
 deliveries required pursuant to Section 8.3 below.


                                  ARTICLE 8.

                                   CLOSING

      8.1. Closing. The Closing shall take place at 10:00 A.M. on the earliest practicable date after the satisfaction or waiver of the conditions set forth in Article 5 and 6 hereof, or such other date as is mutually agreeable to Seller and Purchaser (the "Closing Date"). If mutually agreed to by the parties, the document deliveries required hereunder at Closing may be made by portable document format (pdf), facsimile, or by hand delivery.

      8.2. Seller's Deliveries.   At  the Closing,  Seller shall  deliver  to
 Purchaser:

           (a)  Certificates,  duly  endorsed  for   transfer  in  blank   or
      accompanied by duly executed assignments, representing the ATEC Stock;

           (b) instruments evidencing the release of all Liens, other than Permitted Encumbrances, on the ATEC Stock and on the assets of ATEC;

           (c) copies of the resolutions and other requisite corporate actions of Seller authorizing the execution and delivery of this Agreement and the other documents and instruments to be executed and delivered pursuant to this Agreement, and the consummation by Seller of the transactions contemplated hereby and thereby, which copies have been certified by the secretary of Seller and dated as of the Closing Date;

           (d) certificates of good standing for Seller and ATEC issued by the Secretary of State of Delaware and dated within fifteen (15) days prior to the Closing Date; and

           (e) such other documents and instruments, including the certificates referred to in Section 6.1 and Section 6.2, as Purchaser or its counsel reasonably shall deem necessary to consummate the transactions contemplated hereby, it being agreed that Purchaser shall provide Seller with notice of any such other documents or instruments to be delivered pursuant to this Section within a reasonable period of time prior to Closing.

      8.3. Purchaser's Deliveries. At the Closing, Purchaser shall deliver to Seller:

           (a) a wire transfer of immediately available funds in the amount of the Purchase Price;

           (b) copies of the resolutions and other requisite corporate actions of Purchaser authorizing the execution and delivery of this Agreement and the other documents and instruments to be executed and delivered pursuant to this Agreement, and the consummation by Purchaser of the transactions contemplated hereby and thereby, which copies have been certified by the secretary of Purchaser and dated as of the Closing Date;

           (c) a certificate of good standing for Purchaser issued by the Secretary of State of the State of Delaware and dated within fifteen
      (15) days prior to the Closing Date; and

           (d) such other documents and instruments, including the certificates referred to in Section 7.1 and Section 7.2, as Seller or its counsel reasonably shall deem necessary to consummate the transactions contemplated hereby, it being agreed that Seller shall provide Purchaser with notice of any such other documents or instruments to be delivered pursuant to this Section within a reasonable period of time prior to Closing.

      8.4. Termination.  This Agreement shall terminate:

           (a)  upon the mutual agreement of Seller and Purchaser;

           (b) upon written notice from Purchaser to Seller on or after November 18, 2003 if any of the conditions precedent set forth in
      Article 6 has not been satisfied or has become impossible to satisfy on or before November 18, 2003, unless such failure or impossibility to satisfy any such condition is due to a breach of this Agreement by the Purchaser;

           (c) upon written notice from Seller to Purchaser on or after November 18, 2003 if any of the conditions precedent set forth in
      Article 7 has not been satisfied or has become impossible to satisfy on or before November 18, 2003, unless such failure or impossibility to satisfy any such condition is due to a breach of this Agreement by the Seller; or

           (d) by Seller or Purchaser if (i) the other party is in material default of its obligations hereunder, in material breach of any of its representations or warranties hereunder or in breach of any of its representations or warranties hereunder that are qualified as to materiality, and (ii) such material default or breach is not cured, provided that such material default or breach is of a nature that it is capable of being cured, by the other party by November 18, 2003, following the other party's prior receipt of written notice thereof describing same in reasonable detail and specifically referencing this
      Section 8.4(d).

      If this Agreement is terminated pursuant to this Section, all further obligations of the parties under this Agreement will terminate, except that
 (i) the obligations in Section 13.1 will survive and (ii) if this Agreement is terminated by a party and the other party is in breach of this Agreement at the time thereof, the terminating party's right to pursue all legal remedies against the breaching party will survive such termination unimpaired. The obligations of the parties under the Confidentiality Agreement shall survive, and continue in full force and effect after, this Agreement.


                                  ARTICLE 9.

                         SURVIVAL AND INDEMNIFICATION

      9.1. Survival. The representations and warranties of the parties contained herein or in any certificate or writing delivered pursuant hereto shall survive the Closing for a period of eighteen (18) months after the Closing Date; provided, that the representations and warranties of Seller set forth in Sections 2.1, 2.2, 2.3 and 2.4 hereof (collectively, the
 "Excluded Representations") shall survive the Closing forever and the representations and warranties of Seller set forth in Sections 2.10, 2.12 and 2.17 shall survive the Closing until thirty (30) days after the expiration of the applicable statute of limitations under domestic or foreign Law.

      9.2. Indemnification by Seller. Subject to the terms of Section 9.4, Seller agrees to indemnify, defend and hold harmless Purchaser, its officers, directors, Affiliates (including ATEC), successors and assigns (the "Purchaser Indemnified Parties") against any and all Losses suffered by any Purchaser Indemnified Party to the extent that such Losses arise out of or relate or are attributable to: (a) any breach of the representations or warranties of Seller set forth in this Agreement or in any certificate delivered pursuant to Section 8.2 (each representation and warranty being read for this purpose without regard to any "materiality," "Material Adverse Effect," "in any material respect" or similar exception or qualifier contained in any such representation or warranty); (b) any breach of the covenants or agreements of Seller set forth in this Agreement or in any certificate delivered pursuant to Section 8.2; and (c) all Taxes relating to the Seller Tax Period.

           For purposes of Sections 9.2(c) and 11.1, in the case of any Taxes that are imposed on a periodic basis and are payable for a period that begins before the end of the Seller Tax Period and ends after the end of the Seller Tax Period, Seller shall indemnify the Purchaser Indemnified Parties for the portion of such Taxes payable for the period ending at the end of the Seller Tax Period. For this purpose, the portion of such Tax payable for the period ending at the end of the Seller Tax Period shall in the case of any Taxes other than Taxes based upon or related to income or sales or use Taxes, be deemed to be the amount of such Taxes for the entire period multiplied by a fraction, the numerator of which is the number of days in the period ending at the end of the Seller Tax Period, and the denominator of which is the number of days in the entire period, taking into account changes in the base on which such Taxes are imposed. In the case of Taxes based upon or related to income or sales or use Taxes attributable to any period that includes but does not end on the Closing Date, such Taxes shall be allocated between the portion of the period ending on the Closing Date and the portion of the period commencing on the day immediately following the Closing Date based upon an interim closing of the books of the applicable Tax payer and a separate computation of the Tax for each such portion as if the portions were separate Tax Periods.

      9.3. Indemnification by Purchaser. Subject to the terms of Section 9.4, Purchaser agrees to indemnify, defend and hold harmless Seller, its officers, directors, Affiliates (but not including ATEC after the Closing), successors and assigns (the "Seller Indemnified Parties") against any and all Losses suffered by any Seller Indemnified Party to the extent that such Losses are attributable to: (a) any breach of the representations or warranties of Purchaser set forth in this Agreement or in any certificate delivered pursuant to Section 8.3 (each representation and warranty being read for this purpose without regard to any "materiality," "Material Adverse Effect," "in any material respect" or similar exception or qualifier contained in any such representation or warranty); or (b) any breach of the covenants or agreements of Purchaser set forth in this Agreement or in any certificate delivered pursuant to Section 8.3.

      9.4. Limitations. The aggregate liability of Seller to the Purchaser Indemnified Parties under Section 9.2(a) of this Agreement (excluding Seller's liability for breaches of the Excluded Representations, for which the aggregate liability of Seller to the Purchaser Indemnified Parties under
 Section 9.2(a) of this Agreement shall not exceed the Purchase Price) shall not exceed $2,625,000 (the "Cap"); and Losses suffered by any Purchaser Indemnified Party under Section 9.2(a) of this Agreement shall only be indemnified by Seller to the extent that such Losses (excluding any and all individual Losses in amounts of less than $5,000) in the aggregate exceed $100,000 (the "Deductible") (provided, that the Deductible shall not apply to Losses suffered by any Purchaser Indemnified Party if no Closing shall occur). For the avoidance of doubt, the Cap and Deductible described in the previous sentence shall not apply to claims made by a Purchaser Indemnified Party for Losses under Section 9.2(b) or (c). No claim for indemnification may be made under Section 9.2 or Section 9.3 unless written notice of such claim, in reasonable detail, is given to Seller or Purchaser, as the case may be, on or prior to the expiration of the survival period set forth in
 Section 9.1 with respect to the representation or warranty on which such claim is based if such claim is made under Section 9.2(a) or 9.3(a) hereof.

      9.5. Procedures. The indemnified party shall promptly notify the indemnifying party in writing of all matters that may give rise to the right to indemnification hereunder. The failure of any indemnified party to give timely notice hereunder shall not affect rights to indemnification hereunder, except to the extent that the indemnifying party is prejudiced thereby. After such notice, if the indemnifying party shall acknowledge in writing to the indemnified party that the indemnifying party shall be obligated under the terms of its indemnity hereunder in connection with such lawsuit or action, then the indemnifying party shall be entitled, if it so elects, (i) to take control of the defense and investigation of such lawsuit or action, (ii) to employ and engage attorneys of its own choice to handle and defend the same (unless the named parties to such action or proceeding include both the indemnifying party and the indemnified party and the indemnified party has been advised in writing by counsel that there may be one or more legal defenses available to such indemnified party that are different from or additional to those available to the indemnifying party, in which event the indemnified party shall be entitled at the indemnifying party's cost, risk and expense, to separate counsel of its own choosing) and
 (iii) to compromise or settle such claim, which compromise or settlement shall be made only with the written consent of the indemnified party (such consent not to be unreasonably withheld or delayed). If the indemnifying party fails to assume the defense of such claim within thirty (30) calendar days after receipt of the notice of such claim, the indemnified party against which such claim has been asserted will (upon delivering notice to such effect to the indemnifying party) have the right to undertake, at the indemnifying party's cost and expense, the defense, compromise or settlement of such claim on behalf of and for the account and risk of the indemnifying party; provided, however, that such claim shall not be compromised or settled without the written consent of the indemnifying party (such consent not to be unreasonably withheld or delayed). The indemnified party and the indemnifying party shall keep each other reasonably informed of the progress of any litigation or settlement negotiations with third parties in connection with a matter indemnified against hereunder. The indemnifying party and the indemnified party shall permit each other reasonable access to books and records and otherwise cooperate with all reasonable requests of each other in connection with any indemnifiable matter resulting from a claim by any third party.

      9.6. Insurance Proceeds.     Notwithstanding anything  to the  contrary
 contained herein:

           (a) Seller's obligation to indemnify the Purchaser Indemnified Parties and Purchaser's obligation to indemnify the Seller Indemnified Parties for Losses that are covered by insurance shall apply solely to Losses that exceed insurance recoveries actually received by the Purchaser Indemnified Parties or the Seller Indemnified Parties, as the case may be, in respect thereof; and

           (b) Without negating the general application of Section 9.6(a), a party's obligations with respect to indemnification described in this
      Article 9 shall not apply to the extent that such application would nullify any existing insurance coverage with respect thereto.

      9.7. Exclusive Remedy. From and after the Closing, the indemnification rights provided in this Agreement shall be the sole and exclusive remedy available to the parties hereto with respect to any breach of the representations, warranties, covenants or agreements of the parties in this Agreement or any certificate delivered in connection with the consummation of the transactions contemplated by this Agreement; provided, however, that the foregoing will not limit the remedy of specific performance, obtaining an injunction or other equitable remedy, which may be sought by an indemnified party in connection with a breach of any covenant or agreement contained herein.


                                 ARTICLE 10.

                              DISPUTE RESOLUTION

      10.1. Dispute Resolution. Subject to the provisions of Section 10.5, any dispute arising out of or relating to this Agreement, including, but not limited to, claims for indemnification pursuant to Article 9 shall be resolved in accordance with the procedures specified in this Article 10, which shall be the sole and exclusive procedures for the resolution of any such disputes.

      10.2. Negotiation Between Executives. The parties shall attempt in good faith to resolve any dispute arising out of or relating to this Agreement promptly by negotiation between the appointed representatives of the Seller and of the Purchaser. Any party may give the other party written notice of any dispute not resolved in the normal course of business. Within ten (10) days after delivery of the notice, the receiving party shall submit to the other a written response. The notice and response shall include (a) a statement of each party's position, and (b) the name and title of the executive who will accompany the representative. Within twenty (20) days after delivery of the disputing party's notice, the representatives of Seller and the Purchaser shall meet at a mutually acceptable time and place, and thereafter as often as they reasonably deem necessary to attempt to resolve the dispute. All reasonable requests for information made by one party to the other will be honored.

           (a) If the matter has not been resolved by these persons within thirty (30) days of the disputing party's notice, or if the parties fail to meet within twenty (20) days, either party may initiate mediation as provided hereinafter.

           (b) All negotiations pursuant to this clause are confidential and shall be treated as compromise and settlement negotiations for purposes of the Federal Rules of Evidence and state rules of evidence.

      10.3. Mediation. If the dispute has not been resolved by negotiation as provided herein, the parties shall endeavor to settle the dispute by mediation under the then current Center for Public Resources ("CPR") Model procedure for Mediation of Business Disputes. The neutral third party will be selected from the CPR Panels of Neutrals, with the assistance of CPR, unless the parties agree otherwise. If a party refuses to mediate, then that party may not recover its attorneys' fees or costs in any litigation brought to construe or enforce this Agreement. Otherwise, if mediation is unsuccessful, then the prevailing party shall be entitled to recover reasonable attorneys' fees and expenses, including the cost of the unsuccessful mediation, but only if the prevailing party offered to settle in mediation in an amount, in the case of the indemnified party, equal to or less than the award in litigation and, in the case of the indemnifying party, equal to or more than the award in litigation.

      10.4. Litigation. If the dispute has not been resolved by non-binding means as provided herein within 60 days of the initiation of such mediation procedure, either party may initiate litigation (upon 5 days written notice to the other party); provided, however, that if one party has requested the other to participate in a non-binding procedure and the other has failed to participate, the requesting party may initiate litigation before expiration of the above period.

      10.5. Provisional Remedies. The procedures specified in this Section shall be the sole and exclusive procedures for the resolution of disputes between the parties arising out of or relating to this Agreement;
 provided, however, that either party, without prejudice to the above procedures, may file a complaint (for statute of limitations or venue reasons) or to seek preliminary injunction or other provisional judicial relief, if in its sole judgment, such action is necessary to avoid irreparable damage or to preserve the status quo. Despite such action the parties will continue to participate in good faith in the procedures specified in this Section.

      10.6. Tolling Statute of Limitations. All applicable statutes of limitation and defenses based upon the passage of time, including all survival periods set forth in Section 9.1 hereof, shall be tolled from the date notice under Section 10.2 is first delivered while the mediation procedures specified in this Article are pending. The parties will take such action, if any required to effectuate such tolling.

      10.7. Performance to Continue. Each party is required to continue to perform its obligations under this Agreement pending final resolution of any dispute arising out of or relating to this Agreement.


                                 ARTICLE 11.

                                 TAX MATTERS

      11.1. Filing Tax Returns and Payment of Taxes. For any Tax Period ending on or before or including the Closing Date, Seller shall prepare or cause to be prepared all Tax Returns not previously filed for ATEC that are due after the Closing Date (taking into account any extensions). Seller shall be liable for, and shall promptly pay, all Taxes, assessments and governmental charges (including unemployment insurance and workers compensation payments) that are shown as owing on such Tax Returns or that are otherwise finally determined to be due and owing with respect to all such periods. Subject to the requirements of applicable law, each such Tax Return shall be prepared in a manner consistent with past practices of ATEC. Except if an election is made pursuant to Section 11.3, each such Tax Return with respect to ATEC shall be submitted to Purchaser at least thirty (30) days prior to the due date (including extensions thereof) for filing such Tax Return. Seller shall make any changes in such proposed Tax Return as are reasonably requested by Purchaser no less than five (5) days prior to the due date (including extensions) for filing such Tax Returns, provided that such changes will not materially and adversely affect the current or future Tax liability of Seller. Purchaser shall cause ATEC to file timely or cause to be filed timely such Tax Returns, as so modified.

      11.2.     Cooperation on Tax Matters.

           (a) Purchaser, ATEC and Seller shall cooperate fully, as and to the extent reasonably requested by the other party, in connection with the filing of Tax Returns pursuant to this Section and any audit, litigation or other proceeding with respect to Taxes. Such cooperation shall include the retention and (upon the other party's request) the provision of records and information that are reasonably relevant to any such audit, litigation or other proceeding and making employees available on a mutually convenient basis to provide additional information and explanation of any material provided hereunder. Purchaser agrees (i) to retain all books and records with respect to Tax matters pertinent to ATEC relating to any Taxable Period beginning before the Closing Date until the expiration of the applicable statute of limitations of the respective Taxable Periods, and to abide by all record retention agreements entered into with any taxing authority, and
      (ii) to give the Seller reasonable written notice prior to transferring, destroying or discarding any such books and records.

           (b) Purchaser and Seller further agree, upon reasonable request by the other party, to use all reasonable commercial efforts to obtain any certificate or other document from any Governmental Authority or any other Person as may be necessary to mitigate, reduce or eliminate any Tax that could be imposed (including, but not limited to, with respect to the transactions contemplated hereby).

           (c) No election or settlement of any examination, proceeding or claim by any taxing authority with respect to ATEC shall be made without consent of Purchaser if such action would materially adversely affect the liability of the Purchaser or ATEC for Taxes. Further, no amended Tax Return or claim for refund will be filed with respect to ATEC for any Tax Period ending on or before the Closing Date without the consent of the Purchaser, which consent shall not be unreasonably withheld or delayed. ATEC and Purchaser shall pay over to Seller, within10 business days after receipt thereof, any refunds of Taxes paid by or on behalf of ATEC relating to the Seller Tax Period (including any interest included in any such refund), except with respect to any carryback of losses by ATEC or Purchaser to any Tax Period during which ATEC was a member of the Affiliated Group, which refund shall be paid by Seller to Purchaser.

      11.3. Section 338(h)(10) Election. At Purchaser's sole option, a valid election under Section 338(h)(10) of the Code (and any elections under state and/or local tax law corresponding to Section 338, collectively, a "338 Election") shall be made with respect to the Purchaser's acquisition of the ATEC Stock in accordance with applicable statutes, rules and regulations. Purchaser reserves the right to elect a 338 Election at any time during the period allowed by law for such Election. If Purchaser notifies Seller of its desire to make a 338 Election prior to the Closing, Seller shall deliver or cause to be delivered to Purchaser at Closing, Internal Revenue Service Form 8023 (and any forms required by state and local law) properly and fully executed and completed with respect to the acquisition of the ATEC Stock, and Purchaser and Seller shall file or cause to be filed Form 8023 (and any forms required by state and local law) in the time and manner required by applicable law, and shall otherwise cooperate fully in making the 338 Election. If Purchaser notifies Seller of its desire to make a 338 Election after the Closing, Seller shall timely execute and file or shall cause to be timely executed and filed Form 8023 (and any forms required by state and local law) in cooperation with Purchaser. Notwithstanding anything contained herein to the contrary, Seller shall promptly pay or cause to be paid by the Affiliated Group in full any and all Taxes payable as a result of the 338 Election.

      11.4. Allocation of Total Share Consideration. If Purchaser opts to file a 338 Election pursuant to Section 11.3, Purchaser and Seller shall use their reasonable best efforts to agree on the allocation of the consideration for the ATEC Stock and the liabilities of ATEC among the assets of ATEC and if they are unable to agree within 30 days of Purchaser's notice to Seller of the 338 Election, the parties shall mutually appoint an independent appraiser to determine the allocation. Purchaser and Seller agree that such allocation shall be used for all reporting purposes including financial reporting and that Purchaser and Seller shall file, or cause to be filed, all of their respective Tax Returns and any required forms in a manner consistent with such allocation.


                                 ARTICLE 12.

                               NONSOLICITATION

      12.1.     Restrictions.

           (a) Seller agrees that, without the prior written consent of Purchaser, for a period of one (1) year following the Closing Date, Seller will not, directly or indirectly, whether for itself or for any other Person and whether as proprietor, principal, shareholder (other than a less-than-5% shareholder of a publicly-traded corporation), partner, member, agent, director, officer, employee, consultant, independent contractor or in any other capacity, solicit the employment of any of the employees of ATEC who were so employed on the Closing Date or who were employed by ATEC at any time during the twelve-month period ending on the Closing Date.

           (b) Purchaser agrees that, without the prior written consent of Seller, for a period of one (1) year following the Closing Date, Purchaser will not, directly or indirectly, whether for itself or for any other Person and whether as proprietor, principal, shareholder (other than a less-than-5% shareholder of a publicly-traded corporation), partner, member, agent, director, officer, employee, consultant, independent contractor or in any other capacity, solicit the employment of any of the employees of Seller who were so employed on the Closing Date or who were employed by Seller at any time during the twelve-month period ending on the Closing Date.

      12.2. Blue-Pencil Provision. If, at the time of enforcement of any of the provisions of this Article a court holds that the restrictions stated herein are unreasonable under the circumstances then existing or are otherwise illegal, invalid or unenforceable in any respect by reason of its duration or any other reason, the parties hereto agree that the maximum period reasonable or otherwise enforceable under such circumstances shall be substituted for the stated period.

      12.3.     Equitable Relief.   Each  of  the parties  acknowledges  that
 (a) the covenants and the restrictions contained in this Article are necessary, fundamental, and required for the protection of the Purchaser;
 (b) such covenants relate to matters that are of a special, unique, and extraordinary character that gives each of such covenants a special, unique, and extraordinary value; and (c) a breach of any of such covenants will result in irreparable harm and damages to Purchaser which cannot be adequately compensated by a monetary award. Accordingly, it is expressly agreed that in addition to all other remedies available at law or in equity, Purchaser shall be entitled to the immediate remedy of a temporary restraining order, preliminary injunction, or such other form of injunctive or equitable relief as may be used by any court of competent jurisdiction to restrain or enjoin any of the parties hereto from breaching any such covenant or provision or to specifically enforce the provisions hereof.


                                 ARTICLE 13.

                                MISCELLANEOUS

      13.1. Expenses. Each party hereto shall bear its own expenses with respect to the transaction contemplated by this Agreement. Notwithstanding the foregoing, all fees or transfer taxes on the sale and transfer of the ATEC Stock shall be borne equally by Seller and Purchaser.

      13.2.     Amendment.   This  Agreement  may  be  amended,  modified  or
 supplemented only in writing signed by each of the parties hereto.

      13.3. Notices. Any written notice to be given hereunder shall be deemed given: (a) when received if given in person or by courier; (b) on the date of transmission if sent by telecopy, email or other wire transmission (receipt confirmed); (c) five (5) days after being deposited in the U.S. mail, certified or registered mail, postage prepaid; and (d) if sent by an internationally recognized overnight delivery service, the second day following the date given to such overnight delivery service (specified for overnight delivery). All notices shall be addressed as follows:

      If to Seller, addressed as follows:

                Sport Supply Group, Inc.
                1901 Diplomat Drive
                Farmers Branch, Texas 75234
                Attention:  General Counsel
                Telephone:  (972) 406-3477
                Facsimile:  (972) 406-3476

                with a copy to:

                Hughes & Luce LLP
                1717 Main Street, Suite 2800
                Dallas, Texas  75201
                Attention:  Laura M. Kalesnik
                Telephone:  (214) 939-5754
                Facsimile:  (214) 939-5849

      If to Purchaser, addressed as follows:

                Amer Sports Company
                8700 West Bryn Mawr Ave.
                Chicago, Illinois 60631
                Attention:  Chris Considine
                Telephone:  (773) 714-6868
                Facsimile:  (773) 714-4590

                with a copy to:

                Gardner Carton & Douglas LLP
                191 N. Wacker Drive, Suite 3700
                Chicago, Illinois 60606
                Attention:  Joseph H. Greenberg
                Telephone:  (312) 569-1119
                Facsimile:  (312) 569-3119

      13.4. Waivers. The failure of a party to require performance of any provision hereof shall not affect its right at a later time to enforce the same. No waiver by a party of any term, covenant, representation or warranty contained herein shall be effective unless in writing. No such waiver in any one instance shall be deemed a further or continuing waiver of any such term, covenant, representation or warranty in any other instance.

      13.5. Counterparts. This Agreement may be executed in any number of facsimile or original counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

      13.6. Headings. The headings preceding the text of Articles and Sections of this Agreement and the Schedules and Exhibits thereto are for convenience only and shall not be deemed part of this Agreement.

      13.7.     Applicable Law.   THIS  AGREEMENT SHALL  BE GOVERNED  BY  AND
 CONSTRUED AND ENFORCED IN ACCORDANCE WITH THE INTERNAL LAWS, AND NOT THE LAWS OF CONFLICTS, OF THE STATE OF DELAWARE.

      13.8. Assignment. This Agreement shall be binding upon and inure to the benefit of the parties and their respective successors and assigns; provided, that no assignment of either party's rights or obligations may be made without the written consent of the other party, which consent shall not be unreasonably withheld or delayed.

      13.9. No Third Party Beneficiaries. This Agreement is solely for the benefit of the parties hereto and those Persons (or categories of Persons) specifically described in Sections 9.2 and 9.3 hereof, and, except as aforesaid, no provision of this Agreement shall be deemed to confer any remedy, claim or right upon any third party.

      13.10.    Incorporation.    The  respective  Schedules,  Exhibits   and
 Appendices attached hereto and referred to herein are incorporated into and form a part of this Agreement.

      13.11. Complete Agreement. This Agreement constitutes the complete agreement of the parties with respect to the subject matter hereof and thereof and supersedes all prior discussions, negotiations and understandings with respect hereto and thereto, including the Confidentiality Agreement.

      13.12. Public Announcements. Seller and Purchaser agree that they and their Affiliates will not issue any press release or otherwise make any public statement or respond to any media inquiry with respect to this Agreement or the transactions contemplated hereby without the prior approval of other party, which shall not be unreasonably withheld, except as may be required by Law or by any stock exchanges having jurisdiction over Seller, Purchaser or their Affiliates.

      13.13. Defined Terms. Certain capitalized terms used herein and not otherwise defined shall have the meanings ascribed to such terms in Appendix I.

      13.14.    Currency.   All  references  to  "dollars"  or  "$"  in  this
 Agreement shall mean United States Dollars.

                           [Signature Page Follows]

                 [Signature Page to Stock Purchase Agreement]

      IN WITNESS WHEREOF, the parties hereto have caused this Stock Purchase Agreement to be executed and delivered as of November 18, 2003.



                            SPORT SUPPLY GROUP, INC.


                            By: /s/ Terrence M. Babilla
                                ---------------------------------------------
                                Name:  Terrence M. Babilla
                                Title: Chief Operation Officer and Secretary


                            AMER SPORTS COMPANY


                            By: /s/ Raymond M. Berens
                                ---------------------------------------------
                                Name:  Raymond M. Berens
                                Title: General Counsel and Assistant
                                       Secretary and Attorney in Fact

                                    APPENDIX I

                                    DEFINITIONS
                                    -----------

      The following terms shall have the following meanings:

      "Affiliate" means any Person controlling, controlled by, or under common control with, another "Person"; for purposes of this definition (and for such purposes only), "control" shall mean the ownership, directly or indirectly, of 50% or more of the outstanding common stock of a Person.

      "Affiliated Group" means the affiliated group of corporations (as defined in Section 1504 of the Code) of which ATEC is a member and of which Seller is the common parent (within the meaning of Section 1504 of the Code).

      "Agreement"  means  this  Stock   Purchase  Agreement,  including   all
 Appendices, Schedules and Exhibits hereto, as it may be amended from time to time in accordance with its terms.

      "ATEC Debt" means, with respect to ATEC, (i) obligations for borrowed money, including any under ATEC's revolving lines of credit,
 (ii) obligations pursuant to letters of credit, and (iii) obligations arising under any agreement, undertaking or arrangement by which ATEC agrees to purchase or provide funds for the payment of, or otherwise is contingently liable upon, the obligation or liability of another person, including, without limitation, guarantees.

      "Benefit Plans" means all domestic and foreign employee benefit plans, programs, policies and arrangements, including, but not limited to, employee welfare benefit plans and employee pension benefit plans as defined in Sections 3(1) and 3(2), respectively, of ERISA.

      "Closing" shall have the meaning set forth in Section 1.2.

      "Closing Date" shall have the meaning set forth in Section 8.1.

      "Code" means the Internal Revenue Code of 1986, as amended.

      "Confidentiality Agreement" means that certain Letter Agreement dated October 6, 2003 between Seller and Purchaser.

      "Contract" shall mean any agreement, contract, note, loan, evidence of indebtedness, purchase order, letter of credit, franchise agreement, undertaking, covenant-not-to-compete, employment agreement, license, instrument, obligation or commitment, excluding all Leases, (i) to which ATEC, or Seller on ATEC's behalf, is a party, or (ii) by which ATEC or any of the assets of ATEC is bound, whether oral or written.

      "Environmental Laws" means the Comprehensive Environmental Response, Compensation and Liability Act, as amended (including the Superfund Amendments and Reauthorization Act, as amended), the Resource Conservation and Recovery Act, as amended, the Toxic Substances Control Act, as amended, the Clean Water Act, as amended, the Clean Air Act, as amended, the Water Pollution Control Act, the Safe Drinking Water Act, the Occupational Safety and Health Act, the Lead Control and Contamination Act, and any applicable foreign, state or local Law having a similar subject matter.

      "ERISA" means the Employee Retirement Income Security Act of 1974, as amended.

      "Financial Statements" means (i) the Interim Balance Sheet and the related unaudited statement of income for the seven months ended October 24, 2003, and (ii) the unaudited balance sheet of ATEC as of March 28, 2003 and the related unaudited statement of income for the twelve months ended March 28, 2003, all of which are attached hereto as Schedule 2.8.

      "Governmental Authority" means any United States federal, state, provincial or municipal entity, any foreign government, and any political subdivision or other executive, legislative, administrative, judicial, quasi-judicial or other governmental department, commission, court, board, bureau, agency or instrumentality, domestic or foreign.

      "Income Taxes" means federal, state, local or foreign income or franchise taxes or other taxes measured in whole or in part by income and any interest and penalties or additions thereon.

      "Intellectual Property" means, all intellectual property rights (including the right-to-sue with respect to the enforcement thereof) used in the Business as currently conducted, including, without limitation, all domestic and foreign: (a) registered and unregistered trade names, trademarks and service marks; (b) patent registrations and patent applications; (c) copyright registrations and copyright applications;
 (d) trade dress, trade secrets, confidential information, and know-how, including, without limitation, all technical, manufacturing, and engineering information, software, source code, data, new developments, designs, or inventions, and all related documentation, whether in hard copy or electronic format; and (e) Internet addresses, domain names and web sites.

      "Interim Balance Sheet" shall mean the unaudited balance sheet of ATEC as of October 24, 2003, together with any notes thereto, as included in
 Schedule 2.8.

      "IRS" means the Internal Revenue Service.

      "Law" means any law, statute, regulation, ordinance, rule, order, decree, judgment, consent decree, settlement agreement or governmental requirement enacted, promulgated, entered into, agreed to or imposed by any Governmental Authority.

      "Leased Real Property" has the meaning set forth in Section 2.6.

      "Lien" means any lien, security interest, charge, claim, mortgage, deed of trust, option, lease or other encumbrance.

      "Loss" or "Losses" mean any and all damages, losses, actions, proceedings, causes of action, obligations, liabilities, claims, encumbrances, penalties, demands, assessments, judgments, reasonable out-of-pocket costs and expenses including, without limitation, court costs and reasonable attorneys' and consultants' fees and costs of litigation. For purposes of indemnification under Article 9 of the Agreement, Losses will include Losses from the ordinary or contributory negligence of the indemnified party, but will exclude Losses arising from the gross negligence or willful misconduct of such indemnified party, as determined pursuant to a final non-appealable order of a court of competent jurisdiction.

      "Material Adverse Effect" means an effect that, individually or when taken together with all other such effects, is materially adverse to the business, assets, operations or financial condition of ATEC, or to the ability of Seller to consummate the transactions contemplated hereby.

      "Material Contracts" means all Contracts to which ATEC, or Seller on ATEC's behalf, is a party or by which ATEC or its assets is bound, other than Leases: (i) for the employment of any employee; (ii) under which ATEC has made advances, loans or guarantees to any Person, other than advances for business expenses made to employees in the ordinary course of business, including, without limitation, recourse leases and guaranteed repurchase agreements; (iii) for borrowed money; (iv) that is a sales, distribution, dealer or manufacturer's representative or franchise contract;
 (v) prohibiting or restricting ATEC from freely engaging in any business or competing anywhere in the world; (vi) granting a right of first refusal or first negotiation or containing most favored customer/nation or price redetermination or change of control provisions; (vii) relating to joint ventures or agreements involving a sharing of profits; (viii) relating to cleanup, abatement or other actions in connection with environmental liabilities; (ix) with a term of more than six months which (A) is not terminable by ATEC upon 30 days' or less notice at any time without penalty or (B) involves a consideration in excess of $25,000 per annum; and (x) the consequences of a default, termination, non-renewal or acceleration would reasonably be expected, individually or in the aggregate, to have a Material Adverse Effect.

      "Permits" shall have the meaning set forth in Section 2.18.

      "Permitted Encumbrances" shall mean (i) materialmen's, mechanics', carriers', workmen's, repairmen's, landlords' statutory or other like liens arising in the ordinary course of the Business for amounts not yet due or which are being contested in good faith by appropriate proceedings and as to which appropriate reserves have been established which are reflected on the Interim Balance Sheet, (ii) liens for current Taxes not yet due or any Taxes being contested in good faith by appropriate proceedings and as to which appropriate reserves have been established which are reflected on the Interim Balance Sheet and (iii) liens created by Purchaser.

      "Person" means any  individual, corporation, partnership,  association,
 limited  liability  company,   trust,  governmental  or   quasi-governmental
 authority or body or other entity or organization.

      "Purchase Price" shall have the meaning set forth in Section 1.3.

      "Purchaser" shall have the meaning set forth in the preamble hereof.

      "Purchaser Indemnified Parties"  shall have  the meaning  set forth  in
 Section 9.2.

      "Securities Act" means the Securities Act of 1933, as amended, and the rules and regulations promulgated thereunder.

      "Seller" shall have the meaning set forth in the preamble hereof.

      "Seller Indemnified  Parties"  shall  have the  meaning  set  forth  in
 Section 9.3.

      "Seller Tax Period" means any Tax Period or portion thereof ending on or before the Closing Date.

      "Seller's Knowledge," "Knowledge of Seller" and variations thereof shall mean and be limited to the actual knowledge of Geoffrey P. Jurick, Eugene J. P. Grant, Terrence M. Babilla and Robert K. Mitchell.

      "Tax" or "Taxes" mean all taxes, charges, fees, duties, levies or other assessments, including (without limitation) income, gross receipts, capital stock, net proceeds, ad valorem, turnover, real, personal and other property (tangible and intangible), sales, use, franchise, excise, value added, stamp, leasing, lease, user, transfer, fuel, excess profits, occupational, interest equalization, windfall profits, unitary, severance and employees' income withholding, unemployment and Social Security taxes and contributions, customs charges, duties, assessments and charges (including the recapture of any tax items such as investment tax credits), which are imposed by the United States, or any Governmental Authority, including, without limitation, any interest, penalties or additions to tax related thereto imposed by any Governmental Authority (including any interest or penalties with respect to such Taxes).

      "Tax Period" or "Taxable Period" means any period prescribed by any Governmental Authority for which a Tax Return is required to be filed or a Tax is required to be paid.

      "Tax Return" means all returns and reports of or with respect to Taxes required to be filed with any Governmental Authority or depository.